                                                                EXHIBIT 10.101

PAN
AMERICAN
--------
   BANK, FSB


December 8, 1998


Mr. Ray C. Thousand
30 Bridge Port Road
Newport Beach, CA 92657

     Re:  Employment Agreement

Dear Mr. Thousand:

This letter agreement and attachments hereto, (collectively the "Agreement") set forth the terms and conditions of your employment with Pan American Bank, FSB (the "Bank") and its subsidiary, United Auto Credit Corporation ("UACC"), both of which may be referred to interchangeably hereinafter as "Employer." By signing this Agreement, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by Employer. The effective date of this Agreement (the "Effective Date") shall be as of December 8, 1998.

1. Term. This Agreement shall have a term of three (3) years, commencing as of the Effective Date (the "Term"). Where used herein, "Term" shall refer to the entire period of your employment by Employer from and after the Effective Date, whether for the period provided above or as extended or terminated earlier as hereinafter provided.

2. Duties. You shall hold the office of President of the Bank's automobile finance subsidiary UACC. You shall perform the duties customarily performed by individuals holding a similar title with other financial institutions or as otherwise may be agreed upon by the Bank and you from time to time. During the Term hereof, you shall perform the services herein contemplated faithfully, diligently and to the best of your ability, in compliance with instructions and policies of the Bank's senior management, the Bank's Board of Directors, the Bank's Federal Charter and Bylaws and with all applicable laws and regulations.

3.   Compensation.

     a) Base Salary. For your service rendered to the Bank or any subsidiary corporation hereunder, during the Term hereof, the Bank shall pay or cause to be paid a base salary to you at the rate of $170,000 per annum from December 8, 1998 to December 7, 1999, $175,000 per annum from December 8, 1999 to December 7, 2000 and $180,000 per annum from December 8, 2000 to December 7, 2001, payable in conformity with the Bank's normal payroll periods and procedures.

Mr. Ray C. Thousand
December 8
Page 2

     b) Bonus. In addition to the base salary provided for under Section 3(a) above, you shall be entitled to annual bonus compensation in accordance with the incentive compensation formula set forth in Exhibit A to this Agreement. Among other things, the incentive compensation formula establishes certain performance criteria and sales objectives by which the amount of your bonus compensation, if any, is to be determined.

     c) Automobile Allowance. The Bank shall provide you during the Term of this Agreement with an automobile allowance of Two Hundred Dollars ($200) per month.

     d) Options. Options will vest according to the separate INCENTIVE OPTION AGREEMENT dated March 25, 1998.

4. Other Benefits. During the Term hereof and unless otherwise agreed to by the Bank and you:

     a) Vacation. You shall be entitled to a total of three (3) weeks paid vacation, the amount and term of which shall be determined in accordance with the policies of Employer as in effect from time to time.

     b) Group Medical, Life Insurance and Other Benefits. You will be eligible for the medical, dental, vision, life insurance and long-term disability plans that are generally applicable to your employment classification.

5. Business Expenses. You shall be entitled to reimbursement by Employer for any and all ordinary and necessary business expenses reasonably incurred by you in the performance of your duties and in acting for Employer during the Term of this Agreement, provided that you furnish to Employer adequate records and other documentation as may be required for the substantiation of such expenditures as a business expense of the Bank.

6.   Termination.

     a) Termination for Cause. The Bank's Board may for cause terminate your employment at any time during the Term of this Agreement. In such event, all of your rights under this Agreement shall terminate and you shall have no right to receive compensation, and other benefits shall cease for any period after the effective date of such termination for cause. Bonus compensation unpaid shall be forfeited. Termination for cause shall be defined as your personal dishonesty, willful misconduct, breach of fiduciary or duty of loyalty, continuing intentional or habitual failure to perform stated duties, violation of any law (other than minor traffic violations or similar misdemeanor offenses), rule or regulation adopted by the Office of Thrift Supervision, Federal Deposit Insurance Corporation or

Mr. Ray C. Thousand
December 8
Page 3

           other regulatory agency with jurisdiction over the Bank, any judgment, ruling or decree by any court of competent jurisdiction or administrative body that precludes or impairs your ability to perform the services contemplated by this Agreement or any material breach by you of any provision of this Agreement.

     b) Termination Without Cause. Employer may terminate your employment without cause at any time during the Term of this Agreement. In the event that the Bank terminates your employment without cause, you shall be entitled to receive as severance compensation an amount as provided in Exhibit B. The severance payment under this Section 6(b) shall be provided in a lump sum or, at your election, in equal monthly installments for a period not to exceed six (6) months from the date of termination. This payment shall be in lieu of any and all other compensation due under the agreement unless previously vested or earned, except the amount of any bonus compensation payable to you under Section 3(b) hereof, shall be prorated through the date of termination.

     c) Compliance with Law and Regulation. You and Employer, expressly acknowledge and agree that any payments made to you pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

     d) Suspension and Removal 0rders. If you are suspended and/or temporarily prohibited from participating in the conduct of Employer's affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818 (e)(3) and (g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceeding. If the charges in the notice are dismissed, the Bank may in its discretion: (I) pay you all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If you are removed and/or permanently prohibited from participating in the conduct of Employer's affairs by an order issued under Section 8(e)(4) or 8(g)(l) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

     e)    Termination by Default.  If Employer is in default (as defined in
           Section 3(x)(1) of the Federal Deposit Insurance Action (12 U.S.C.
           Section 18133(x)(l)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

Mr. Ray C. Thousand
December 8
Page 4


     f) Supervisory Assistance or Merger. All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of Employer: (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1823(c)); or (ii) by the Director or his or her designee, at the time that the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of Employer or when Employer is in an unsafe or unsound condition. All rights of the parties that have already vested, however, shall not be affected by such action.

     g) Disability. In the event that you shall fail, because of illness, incapacity or injury, to render the services contemplated by this Agreement for three (3) consecutive calendar months, or for shorter periods aggregating four (4) months in any twelve (12) month period, your employment hereunder may be terminated by written notice from Employer to you. In the event that your employment is terminated under this Section 6(g), you shall receive the difference between any disability payments provided through insurance plans offered by Employer, if any, provided you have enrolled in such plans and paid the cost thereof, and your base salary asset forth in Section 3(a) hereof, for six months after notice from Employer, plus the amount of any bonus compensation payable to you under Section 3(b) hereof, prorated through the date of termination. Such termination shall not affect any rights which you may have pursuant to any insurance or other death benefit, or any stock option plans or options thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

     h) Death. If your employment is terminated by reason of your death, this Agreernent shall terminate without further obligations of Employer to you (or your heirs or legal representatives) under this Agreement, other than for payment of: (i) your base salary (as set forth in Section 3(a) hereof) through the date of termination; (ii) the amount of any bonus compensation payable to you under Section 3(b) above, prorated through the date of termination; (iii) any compensation previously deferred by you; (iv) any accrued vacation and/.or sick leave pay; and (v) any amounts due pursuant to the terms of any applicable welfare benefit plan. All of the foregoing amounts shall be paid to your estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the date of termination or earlier as required by applicable law.

Mr. Ray C. Thousand
December 8
Page 5


     7. Disclosure or Use of Employer's Trade Secrets. During the Term hereof, you will have access to and become acquainted with what you and Employer acknowledge are trade secrets or confidential or proprietary information of Employer (including but not limited to products, employees, practices, policies or process). You shall not use or disclose any trade secrets, confidential or proprietary information, directly or indirectly, or cause them to be used or disclosed in any manner, except as may be required or requested by Employer, by court order or under applicable law or regulation. This paragraph shall survive the termination of this agreement.

     8. Return of Documents. You expressly agree that all manuals, documents, files, reports, studies or other materials used and/or developed by you for Employer during the Term of this Agreement or prior thereto while you were employed by Employer are solely the property of Employer, and that you have no right, title or interest therein. Upon termination of this Agreement, you or your representative shall promptly deliver possession of all such materials (including any copies thereof) to Employer.

     9. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or sent by United States mail, certified or registered, with return receipt requested, if to you, addressed to you at your last address residence as shown in the records of Employer, and if to Employer, addressed to the President of Employer at Employer's principal office.

     10. Governing Law and Jurisdiction. This Agreement, the legal relations between the parties and any action instituted by any party arising under or in connection with this Agreement, shall be governed by and interpreted in accordance with the laws of the State of California.

     11. Arbitration. Any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by arbitration conducted at a mutually convenient office of the Judicial Arbitration & Mediation Services, Inc. ("JAMS"). Employer and Employee may agree on a retired judge from the JAMS panel. If they are unable to agree upon a retired judge, JAMS will provide a list of three available judges and each party may strike one. If two of the three judges are stricken, the remaining judge will serve as arbitrator. If two arbitrators remain, the first judge listed shall serve as arbitrator. Employer and Employee agree that arbitration must be initiated within two years after the claim breach occurred and that the failure to initiate arbitration within the two-year period constitutes an absolute bar to the institution of any new proceedings related to such alleged breach. The aggrieved party can initiate arbitration by sending written notice of any intention to arbitrate by registered or certified mail to all parties and to JAMS. The notice must contain a description of the dispute, the amount involved and the remedy sought. The prevailing party in such proceeding will be entitled to the reasonable attorneys'

Mr. Ray C. Thousand
December 8
Page 6


                 fees and expenses of counsel and costs incurred by reason of such arbitration..

     12. Benefit of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that you may not assign any interest in this Agreement without the prior written consent of Employer.

     13. Captions. Captions and paragraph heading used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

     14. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to your employment by Employer, and it expressly supersedes any and all other agreements, either oral or written, relating thereto.

     15. Severability. Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with such invalid, void or unenforceable provisions eliminated; provided, however, that the remaining provisions still reflect the intent of the parties to this Agreement.

     16. Amendments. This Agreement may not be amended or modified except by a written agreement signed by you and the President of the Bank. This Agreement and any amendment thereof may be executed in counterparts.

     17. Non-Solicitation. Employee agrees that for a period of one year after the termination of employment, except in the case of a termination pursuant to Section 6(b) hereof, Employee will not, on behalf of the Employee or on behalf of any other individual, association or entity, call on any of the customers of Employer for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) any product or service provided by Employer, nor will Employee in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers to take away or to divert or direct their business to Employee or any other period or entity by or with which Employee is employed, associated, affiliated or otherwise related.

     18. Employees. Employee agrees that for a period of two years after the termination of Employee's employment, except in the case of termination pursuant to Section 6(b) hereof, Employee will not, directly or indirectly, disrupt, damage, impair, or interfere with Employer's business by soliciting, influencing, encouraging or recruiting any employee of Employer to work for Employee or any Employee Related Entity.

Mr. Ray C. Thousand
December 8
Page 7


     We look forward to your continued successful association with the Bank. In order to confirm your agreement with and acceptance of the terms and conditions set forth above, please sign and date one copy of this Agreement where indicated below and return it to the Bank's Human Resources Department. The other copy is for your records.

Very truly yours,

/s/ Lawrence J. Grill

Lawrence J. Grill
President and CEO


I agree to the terms of employment set forth in this Agreement subject to approval of the Pan American Bank Board of Directors.


/s/ Ray C. Thousand                     1/28/99
____________________               ______________________________
Employee                             Date

                                   EXHIBIT A
                              Bonus Calculations

GOALS
-----
                                                              December 31,
                                                                 1999
                                                          ------------------

Volume for at least one month                                 $10,000,000

Pre-tax profit                                                $ 4,600,000

Average delinquency (30+ contractual) of less than                  2.25%

Average net charge-off (charge-offs vs. average O/S for the
period) less than                                                   5.25%



BONUS
-----

Bonus will be calculated as follows:

Year 1
------

25% of base salary if pre-tax profit of $3,450,000 is achieved and all other goals are essentially met.
50% of base salary if pre-tax profit of $3,680,000 is achieved and all other goals are essentially met.
75% of base salary if pre-tax profit of $4,140,000 is achieved and all other goals are essentially met.
100% of base salary if pre-tax profit of $4,600,000 is achieved and all other goals are essentially met.

The bonus calculation, including the amounts to be used for the goals as set forth above, shall be mutually agreed upon in years 2 and 3 based on the approved budget for UACC.

"Pre-tax profit" shall be used upon the amount reflected in the Bank's internal financial statements for UACC without any allocation for Bank Corporate overhead, but including Cost of Funds charged by the Bank at 7% and assuming 6 to 1 leverage.

Attainment of goals/bonus assumes that there are no material changes in policy by the Bank that might materially affect or limit the Auto Finance Division Business Plan. If any material changes in policy are made by the Bank, and not concurred in by you, then goals and bonus calculation will be adjusted accordingly upon mutual agreement of the parties.

Employee must be on the payroll at the end of the calendar year to be eligible for payment of a bonus regardless of length of service or reason for termination or resignation unless provided for specifically in the Employment Agreement. If the Employee is discharged by the Company for "Willful Misconduct" or any other reasons set forth in paragraph 6(a) of the

Mr. Ray C. Thousand
December 8
Page 9


Employment Agreement, any right of the Employee to a bonus shall be forfeited even if the employee is on the payroll at the end of the calendar year.

Bonus payments will be made within 60 days after the end of the calendar year allowing for the review of the results of operations.

                                   EXHIBIT B
                            Severance Compensation
                        Upon Termination Without Cause
                               Pursuant to 6(b)


If termination occurs during the first two years of the term of this contract, the payment shall be equal to twelve (12) months salary at the then current base salary and prorated bonus.

If termination occurs in the third year, the amount paid shall be the actual amount of total months base salary remaining to be paid to the end of the term of the contract and prorated bonus.